Exhibit 99.1

Covalent Group Reports Results for Second Quarter

2004

WAYNE, Pa., August 10, 2004. Covalent Group, Inc. (Nasdaq: CVGR) today announced its financial results for the second quarter ended June 30, 2004.

Net revenue for the quarter was $3.8 million as compared with $5.7 million for the comparable prior year period. The decrease of $1.9 million reflects lower than anticipated revenues due to the winding down of several legacy projects, temporary delays in the timing of the start-up of three new projects as well as a reduction in contract value related to a change of scope in a study. Net revenue excludes reimbursements for out-of-pocket expenses because they are made at cost, without mark-up or profit and have no impact on net income.

Net expenses for the quarter ended June 30, 2004, excluding the reimbursement for out of pocket expenses, were $5.7 million versus $5.6 million for the comparable prior year period, an increase of approximately $100 thousand. The increase in net expenses was principally due to higher direct expenses related to the completion of certain clinical trials and higher selling, general and administrative expenses offset by a reduction in depreciation and amortization. The Company is currently reviewing its operating expenses in order to ascertain where future cost savings can be realized in operations without impacting the overall success of the business.

Net loss for the second quarter of 2004 was $1.45 million, or $0.11 per share, compared to net income of $71 thousand, or $0.01 per share, for the comparable prior year period.

Cash and cash equivalents were $4.2 million as of June 30, 2004 compared with $2.1 million as of December 31, 2003, an increase of $2.1 million.

Our backlog as of June 30, 2004 was $19 million versus $11 million at the end of March 2004, an increase of 73%.

Kenneth M. Borow, M.D., President and Chief Executive Officer, commented, “We have emphasized repeatedly that 2004 is a year of transition for Covalent characterized by conclusion of numerous previously contracted studies and the starting-up of newly signed business. As such, our second quarter earnings report reflects a mix of both positive and negative events. We are clearly disappointed with our bottom line results. However, through careful management of our working capital and business operations, we doubled our cash resources at the end of the second quarter compared to the year ended December 31, 2003. In addition, our backlog at the end of the second quarter 2004 was increased by 73% compared to just one quarter ago.”

Dr. Borow continued, “The past nine months have seen a number of significant accomplishments for our company that we believe will contribute to our top line growth in the future and will ultimately strengthen our balance sheet. Our business development efforts continue to be vigorous and our opportunities to attract new business remain significant. Over the past quarter, we have increased our pursuit of peri-regulatory approval and post-marketing opportunities with a particular emphasis on patient disease registries. Year-to-date we have been awarded nearly $19 million of new business. Our total new business of $14.1 million in the second quarter is the largest amount in a single quarter in the Company’s history. These awards have included:

-	An $11.7 million clinical research program with a global biopharmaceutical company that demonstrates the value of Covalent’s strong consultative offerings and full service operational capabilities.

-	A $1 million development contract for a vaccine against plague. This contract continued our success in counter-bioterrorism vaccine programs and is in addition to our already awarded operational development contracts for vaccines against botulinum neurotoxin and Venezuelan equine encephalitis.

-	$1.4 million in contract awards that represented a mix of new projects and expansion of current studies in the therapeutic areas of cardiovascular disease, hematology, and urology.

I have every reason to believe that we will meet or exceed our previously stated 2004 new business goal of $30 million. This should further increase our backlog by year-end and position the company for important growth in 2005.”

About Covalent Group

Covalent Group is a clinical research organization that is a leader in the design and management of complex clinical trials for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their clinical trials. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, vaccines, biologics, gene therapy, immunology, endocrinology/metabolism, diabetes, neurology, oncology, infectious diseases, gastroenterology, dermatology, hepatology, women’s’ health and respiratory medicine. Covalent believes that its leadership in the design and management of complex clinical trials, its application of innovative technologies, its therapeutic expertise as well as its commitment to quality offer its clients a means to more quickly and cost effectively develop products through the clinical trial process. With its wholly-owned international subsidiary, Covalent Group, Ltd., as well as its Strategic Partners operating in South America, Eastern Europe, Russia and Ukraine, and Australia, New Zealand, and the Asia-Pacific region, Covalent is able to meet the global drug development needs of its clients.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials; (iii) the termination, delay or cancellation of clinical trials; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; and (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties. Additional information concerning factors that could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group’s SEC filings, including its Annual Report on Form 10-K and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group’s investor relations department.

Investor Relations Contact:	Lawrence Hoffman, CPA, Esq.
CFO, Covalent Group, Inc.
(610) 975-9533
Contact us on-line:	www.covalentgroup.com

Covalent Group, Inc.

Consolidated Balance Sheets

(Unaudited)

	June 30, 2004	December 31, 2003
Assets
Current Assets
Cash and cash equivalents	$4,226,406	$2,069,687
Restricted cash	882,683	604,185
Accounts receivable, net of allowance for doubtful accounts $406,150 and $0, respectively	5,361,018	5,872,137
Prepaid expenses and other	281,866	166,322
Prepaid taxes	1,345,714	1,074,771
Costs and estimated earnings in excess of related billings on uncompleted contracts	5,263,757	8,578,153

Total Current Assets	17,361,444	18,365,255

Property and Equipment, Net	1,453,507	1,805,331

Other Assets	21,665	21,665

Total Assets	$18,836,616	$20,192,251

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$4,020,683	$3,545,039
Accrued expenses	370,374	263,664
Obligations under capital leases	22,504	24,268
Billings in excess of related costs and estimated earnings on uncompleted contracts	1,137,150	1,181,426
Customer advances	1,995,961	3,032,758

Total Current Liabilities	7,546,672	8,047,155

Long Term Liabilities
Obligations under capital leases	75,472	87,018
Other liabilities	639,880	698,050
Deferred income tax	18,310	18,310

Total Long Term Liabilities	733,662	803,378

Total Liabilities	8,280,334	8,850,533

Stockholders’ Equity
Common stock, $.001 par value 25,000,000 shares authorized, 13,476,601 and 13,235,483 shares issued respectively	13,476	13,235
Additional paid-in capital	11,980,262	11,372,674
Retained earnings (Deficit)	(1,129,707)	289,918
Accumulated other comprehensive income	151,225	124,865

Less:	11,015,256	11,800,692
Treasury stock, at cost, 152,932 shares	(458,974)	(458,974)

Total Stockholders’ Equity	10,556,282	11,341,718

Total Liabilities and Stockholders’ Equity	$18,836,616	$20,192,251

Covalent Group, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net revenue	$3,778,774	$5,732,295	$9,061,359	$12,119,357
Reimbursement revenue	2,618,378	933,637	4,258,511	1,948,833

Total Revenue	$6,397,152	$6,665,932	$13,319,870	$14,068,190

Operating Expenses
Direct	4,002,847	3,870,719	7,678,427	7,772,970
Reimbursement out-of-pocket expenses	2,618,378	933,637	4,258,511	1,948,833
Selling, general and administrative	1,547,032	1,519,921	2,870,492	2,994,276
Depreciation and amortization	180,095	231,163	433,975	434,624

Total Operating Expenses	8,348,352	6,555,440	15,241,405	13,150,703

Income (Loss) from Operations	(1,951,200)	110,492	(1,921,535)	917,487

Interest Income	926	6,470	1,683	11,500
Interest Expense	(2,656)	(3,063)	(5,484)	(4,848)

Net Interest Income (Expense)	(1,730)	3,407	(3,801)	6,652

Income (Loss) before Income Taxes	(1,952,930)	113,899	(1,925,336)	924,139

Income Tax Provision (Benefit)	(506,200)	43,000	(505,711)	371,147

Net Income (Loss)	$(1,446,730)	$70,899	$(1,419,625)	$552,992

Net Income (Loss) per Common Share

Basic:	$(0.11)	$0.01	$(0.11)	$0.04
Diluted:	$(0.11)	$0.01	$(0.11)	$0.04

Weighted Average Common and Common Equivalent Shares Outstanding
Basic:	13,213,297	12,655,851	13,147,924	12,653,977
Diluted:	13,213,297	13,060,766	13,147,924	13,040,137